Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-169338 of Williams Partners L.P. on Form S-8 and Registration Statement Nos. 333-213453, 333-223148, and 333-223150 of Williams Partners L.P. on Form S-3 of our report dated February 22, 2017, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. for the year ended December 31, 2016, appearing in this Current Report on Form 8-K of Williams Partners L.P.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
May 3, 2018